Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-160447

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	62,162,163	$9.25	$575,000,008	$32,085

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares to cover over-allotments.
(2)	This filing fee is calculated in accordance with Rule 457(r).

Prospectus Supplement

(To Prospectus dated July 6, 2009)

54,054,055 shares

Common stock

We are offering 54,054,055 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “DFS.” On July 7, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $9.37 per share.

Shares of our common stock are not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

	Per Share	Total

Public offering price	$9.250	$500,000,009

Underwriting discounts and commissions	$0.358	$19,351,352

Proceeds to Discover Financial Services, before expenses	$8.892	$480,648,657

The underwriters may also purchase up to an additional 8,108,108 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $22,254,054, and our total proceeds, before expenses, will be $552,745,953.

Investing in our common stock involves risks. You should carefully consider the information described or referred to in the “Risk factors” section beginning on page S-5 of this prospectus supplement, in addition to the risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as described in “Underwriting.” Delivery of the shares will be made on or about July 13, 2009.

J.P. Morgan

Sole Book-Running Manager

Barclays Capital	Citi	Goldman, Sachs & Co.	Merrill Lynch & Co.

Credit Suisse	Deutsche Bank Securities	Keefe, Bruyette & Woods

July 7, 2009

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. We are not, and the underwriters are not, making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Each reference in this prospectus supplement to “we,” “us,” “our,” “Discover” or “the Company” means Discover Financial Services and its consolidated subsidiaries, unless the context requires otherwise.

You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

Summary

The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the accompanying prospectus.

Discover Financial Services

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since our inception in 1986, we have grown to become one of the largest credit card issuers in the United States with $51 billion in managed receivables as of May 31, 2009. We are also a leader in payments processing, as we are one of only two major credit card issuers with its own U.S. payments network and the only issuer whose wholly-owned network operations include both credit and debit functionality. In the second quarter of 2009, we became a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act, which subjects us to oversight, regulation and examination by the Board of Governors of the Federal Reserve System, or the Federal Reserve.

Our revenues (net interest income plus other income) increased in 2008 to $5.7 billion compared to $4.7 billion in each of 2007 and 2006, and income from continuing operations was $1.1 billion, $964.2 million and $1.1 billion for the years ended November 30, 2008, 2007 and 2006, respectively.

Our business segments include U.S. Card and Third-Party Payments. Our U.S. Card segment includes Discover Card-branded credit cards issued to individuals and small businesses on our signature card network (the “Discover Network”) and other consumer products and services, including personal loans, student loans, prepaid cards and deposit products offered through our subsidiary, Discover Bank. Our Third-Party Payments segment includes: (1) the PULSE Network, an automated teller machine (ATM), debit and electronic funds transfer network; (2) Diners Club International, a global payments network; and (3) our third-party issuing business, which includes credit, debit and prepaid cards issued by third parties on the Discover Network.

We were spun-off from Morgan Stanley through the distribution of our shares to holders of Morgan Stanley common stock on June 30, 2007. We became a subsidiary of Morgan Stanley in May 1997 as a result of the combination of Dean Witter, Discover & Co. and Morgan Stanley Group, Inc. The entity currently named Discover Financial Services was a subsidiary of Sears, Roebuck and Co. (“Sears”) from 1960 until 1993, when it was part of the spin-off of Dean Witter Financial Services Group Inc. from Sears.

The Discover Card business was launched in 1986. We were incorporated in Delaware in 1960. Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. Our main telephone number is (224) 405-0900.

The offering

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For more information concerning our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Common stock we are offering	54,054,055 shares (or 62,162,163 shares if the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full).

Common stock to be outstanding after this offering	543,812,448 shares (assuming the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full).

Use of proceeds	We estimate that our net proceeds from this offering without exercise of the over-allotment option will be approximately $480,298,657 (after deducting underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering will be approximately $552,395,953 (after deducting underwriting discounts and commissions and estimated offering expenses). We intend to use the net proceeds from this offering for general corporate purposes, which may include capital contributions to our subsidiary, Discover Bank, possible investments in our businesses, or possible repurchase of the fixed rate cumulative perpetual preferred stock issued by us to the U.S. Treasury under its Capital Purchase Program (subject to regulatory approval). For more information, see “Use of proceeds.”

Risk factors	See “Risk factors” beginning on page S-5 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

United States Federal income tax consequences	You should consult with your tax advisor with respect to the U.S. federal income tax considerations of owning our common stock in light of your own particular situation and with respect to any tax considerations arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material United States federal income tax consequences.”

New York Stock Exchange Symbol	DFS

The common stock to be outstanding after this offering noted above is based on shares outstanding as of July 6, 2009, and excludes:

•	4,436,957 shares issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $19.58 per share as of May 31, 2009;

•	6,880,410 outstanding restricted stock units as of May 31, 2009;

•	31,026,464 shares reserved for future issuance under our equity incentive plans as of May 31, 2009; and

•	20,500,413 shares of common stock subject to issuance upon exercise of a warrant to purchase shares of our common stock issued to the U.S. Treasury on March 13, 2009.

In addition, except as otherwise indicated, the information throughout this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 8,108,108 shares of common stock.

Capital Raising Plans

On July 6, 2009, as part of our capital raising plans, we announced an intention to offer senior notes in the near future, subject to market conditions. Any such senior notes offering would be under a separate prospectus supplement. There can be no assurance that the proposed senior notes offering will be completed. The completion of this common stock offering is not conditioned on the completion of the proposed senior notes offering, and the completion of the proposed senior notes offering is not conditioned on the completion of this offering.

Summary consolidated financial information

The table below sets forth summary consolidated financial information for the periods indicated. This information is derived from the financial statements we have incorporated by reference into the accompanying prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference into the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2009 and May 31, 2009, which are incorporated herein by reference. See “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus. Our historical results are not necessarily indicative of our future results.

	For the six months ended May 31,		For the years ended November 30,
(in thousands, except per share data)	2009	2008	2008	2007(3)	2006(3)

Statement of Income Data:
Interest income	$ 1,673,777	$ 1,274,865	$ 2,692,563	$ 2,584,402	$ 2,209,192
Interest expense	632,725	652,689	1,288,004	1,223,270	836,280

Net interest income	1,041,052	622,176	1,404,559	1,361,132	1,372,912
Other income(1)	2,271,076	1,820,436	4,264,458	3,376,682	3,368,664

Revenue net of interest expense	3,312,128	2,442,612	5,669,017	4,737,814	4,741,576
Provision for loan losses	1,581,674	516,601	1,595,615	733,887	606,765
Other expense	1,119,751	1,209,168	2,415,797	2,478,214	2,467,058

Income before income tax expense	610,703	716,843	1,657,605	1,525,713	1,667,753
Income tax expense	264,509	276,471	594,692	561,514	535,563

Income from continuing operations	346,194	440,372	1,062,913	964,199	1,132,190
Loss from discontinued operations, net of tax(2)	—	(125,010)	(135,163)	(375,569)	(55,574)

Net income	$ 346,194	$ 315,362	$ 927,750	$ 588,630	$ 1,076,616

Net income available to common stockholders	$ 329,640	$ 315,362	$ 927,750	$ 588,630	$ 1,076,616

Statement of Financial Condition Data (as of):
Loan receivables	$27,441,514	$20,502,063	$25,216,611	$20,831,117	$20,790,244
Total assets	$41,518,288	$34,233,542	$39,892,382	$37,376,105	$29,064,898
Total stockholder’s equity	$ 7,415,640	$ 5,849,691	$ 5,915,823	$ 5,599,422	$ 5,774,772
Allowance for loan losses	$ 1,986,473	$ 846,775	$ 1,374,585	$ 759,925	$ 703,917
Long-term borrowings	$ 1,427,043	$ 1,889,909	$ 1,735,383	$ 2,134,093	$ 819,496

Per Share of Common Stock:
Basic EPS	$ 0.69	$ 0.66	$ 1.94	$ 1.23	$ 2.26
Basic EPS from continuing operations	$ 0.69	$ 0.92	$ 2.22	$ 2.02	$ 2.37
Diluted EPS	$ 0.68	$ 0.65	$ 1.92	$ 1.23	$ 2.26
Diluted EPS from continuing operations	$ 0.68	$ 0.92	$ 2.20	$ 2.01	$ 2.37
Cash dividends	$ 0.08	$ 0.12	$ 0.24	$ 0.06	—

Ratios:
Return on equity	10%	11%	16%	10%	20%
Return on average assets	0.84%	0.85%	2.52%	1.74%	3.93%
Average Equity/Average Assets.	16%	15%	15%	17%	20%

(1)	The six months ended May 31, 2009 includes $948 million of income related to the Visa and MasterCard antitrust litigation settlement. The year ended November 30, 2008 includes $862.5 million related to payment received from MasterCard as payment in full of its portion of the Visa and MasterCard antitrust litigation settlement, which was recorded in the fourth quarter.

(2)	The year ended November 30, 2007 includes a $391 million pretax ($279 million after tax) non-cash impairment charge to write-down the intangible assets and goodwill of the Goldfish business, which was sold on March 31, 2008.

(3)	The summary consolidated financial information for the periods prior to our June 30, 2007 spin-off from Morgan Stanley are presented on a combined basis and reflect the historical combined results of operations, financial condition and cash flows of the Morgan Stanley subsidiaries that comprised its Discover segment for the periods presented. The combined statements of income for periods prior to the spin-off reflect intercompany expense allocations made to the Discover segment by Morgan Stanley for certain corporate functions such as treasury, financial control, human resources, internal audit, legal, investor relations and various other functions historically provided by Morgan Stanley. Where possible, these allocations were made on a specific identification basis. Otherwise, such expenses were allocated by Morgan Stanley based on relative percentages of headcount or some other basis depending on the nature of the cost that was allocated. These historical cost allocations may not be indicative of costs Discover has incurred since the spin-off and will incur in the future to obtain these same services as an independent entity.

Risk factors

Investing in our common stock involves risks. You should consider carefully the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2009 and May 31, 2009 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special notes concerning forward-looking statements.”

Risks related to our common stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. For example, between July 2, 2007, the day our common stock began trading “regular way” on the New York Stock Exchange, and July 7, 2009, the price of our common stock has ranged from a low of $4.73 per share to a high of $29.15 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;

•	proposed or adopted regulatory or accounting changes or developments;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or replace our existing credit facilities;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although historically we have declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate dividends on our common stock in the future. Additionally, as a result of our issuance of preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program, dividend payments on, and repurchases of, our outstanding common stock are subject to certain restrictions, including that prior to the earlier of March 13, 2012 or until we have redeemed, or the U.S. Treasury has transferred, all of the shares of preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program, we are prohibited from declaring or paying any dividend or making any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.06 per share) without the U.S. Treasury’s consent. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our outstanding preferred stock.

We are also limited in our ability to pay dividends by our regulators who could prohibit a dividend that would be considered an unsafe or unsound banking practice. For example, it is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition. For more information on bank holding company dividend restrictions, please see “Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, which is incorporated herein by reference. See also the discussion below under the heading “Dividend policy” regarding a recently released supervisory letter from the Federal Reserve.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our ability to make dividend payments on our common stock depends primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory and other restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the common stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

The common stock is an equity security and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests. This means our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock. As of June 30, 2009, the aggregate liquidation preference of all of our outstanding preferred stock, which consisted of the Series A Preferred Shares we issued to the U.S. Treasury in March 2009, was approximately $1.225 billion.

There may be future sales or other dilution of our equity, or the perception that such sales could occur, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of common stock or similar securities in the market after this offering or the perception that such sales could occur. We have an effective shelf registration statement from which additional shares of common stock and other securities can be offered.

We and each of our executive officers and directors have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions. In addition, the representative of the underwriters may, in its sole discretion, release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

In addition, the terms of the warrant issued to the U.S. Treasury under the Capital Purchase Program include an anti-dilution adjustment that provides, subject to certain exceptions, that if we issue shares of common stock or securities convertible or exercisable into or exchangeable for shares of common stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number of shares of common stock to be issued under such warrant would increase and the per share price of shares of common stock to be purchased pursuant to the warrant would decrease. This anti-dilution adjustment may have a further dilutive effect on other holders of our common stock.

Provisions of our amended and restated certificate of incorporation and bylaws and Delaware and federal law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Our corporate charter documents and provisions of Delaware law to which we are subject contain provisions that could discourage, delay or prevent a change in control of our company or changes in our board and management that the stockholders of our company may deem advantageous.

Our certificate of incorporation allows our board of directors to issue up to 200,000,000 shares of preferred stock. The board can determine the price, powers, preferences and rights of those shares without any further vote or action by the stockholders. As a result, our board of directors could make it difficult for a third party to acquire a majority of our outstanding voting stock, for example by adopting a stockholders’ rights plan.

In addition, our bylaws do not permit our stockholders to act by written consent or call a special meeting of stockholders. Under the bylaws, a special meeting of stockholders may be called only by our secretary at the direction of, and pursuant to a resolution of, our board of directors. Our bylaws also require that stockholders give advance notice of any nominations for directors and any proposal of business to be considered by stockholders before any stockholders’ meeting or special meeting called for such purpose. These provisions may delay or prevent changes of control or management, either by third parties or by stockholders seeking to change control or management.

Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibit a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Additionally, the Change in Bank Control Act of 1978, as amended, contains notice and Federal Reserve approval provisions that may prohibit or delay a person or group of persons from acquiring “control” of a bank holding company like us.

Special notes concerning forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in the accompanying prospectus may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements, which are qualified in their entirety by reference to, and are accompanied by, the important factors described in our Annual Report on Form 10-K for the year ended November 30, 2008 filed with the SEC on January 28, 2009, including under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” as updated by our other SEC filings filed after such Annual Report, including our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2009 and May 31, 2009. You should consider all uncertainties and risks contained in or incorporated by reference into this prospectus supplement and accompanying prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	the actions and initiatives of current and potential competitors;

•	our ability to manage credit risks and securitize our receivables at acceptable rates and under sale accounting treatment;

•

changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt;

•	the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices;

•	the availability and cost of funding and capital;

•	access to U.S. equity, debt and deposit markets;

•	the ability to manage our liquidity risk;

•	losses in our investment portfolio;

•	the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services;

•	our ability to attract new merchants and maintain relationships with current merchants;

•	our ability to successfully achieve interoperability among our networks and maintain relationships with network participants;

•	material security breaches of key systems;

•	unforeseen and catastrophic events;

•	our reputation;

•	the potential effects of technological changes;

•	the effect of political, economic and market conditions and geopolitical events;

•	unanticipated developments relating to lawsuits, investigations or similar matters;

•

the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices and legislation related to government programs to stabilize the financial markets;

•	our ability to attract and retain employees;

•	the ability to protect our intellectual property;

•	the impact of any potential future acquisitions;

•	investor sentiment;

•	resolution of our dispute with Morgan Stanley; and

•	the restrictions on our operations resulting from financing transactions.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

Use of proceeds

We estimate that our net proceeds from this offering without exercise of the over-allotment option will be approximately $480,298,657 (after deducting underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering will be approximately $552,395,953 (after deducting underwriting discounts and commissions and estimated offering expenses).

The net proceeds will further strengthen our balance sheet and capital levels. We intend to use the net proceeds from this offering for general corporate purposes, which may include capital contributions to our subsidiary, Discover Bank, possible investments in our businesses, or possible repurchase of the fixed rate cumulative perpetual preferred stock issued by us to the U.S. Treasury under its Capital Purchase Program (subject to regulatory approval). Pending these uses, we intend to invest the net proceeds of this offering in interest-bearing investment-grade securities and bank deposits.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this prospectus supplement.

Price range of common stock

Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol “DFS.” Our common stock began trading “regular way” on the NYSE on July 2, 2007.

The following table sets forth, for the periods indicated, the high and low prices of our common stock as quoted on the NYSE and the per share dividends declared by us during the quarter indicated.

	High	Low	Cash dividends declared

Fiscal Year ending November 30, 2007:
Third Quarter	$29.15	$20.35	—
Fourth Quarter	$24.00	$15.72	$0.06

Fiscal Year ending November 30, 2008:
First Quarter	$17.99	$10.94	$0.06
Second Quarter	$19.87	$13.00	$0.06
Third Quarter	$17.16	$12.51	$0.06
Fourth Quarter	$18.15	$ 6.59	$0.06

Fiscal Year ending November 30, 2009:
First Quarter	$11.47	$ 5.05	$0.06
Second Quarter	$11.65	$ 4.73	$0.02
Third Quarter (through July 7, 2009)	$10.88	$ 8.58	$0.02

The last reported sale price of our common stock on the NYSE on July 7, 2009 was $9.37 per share. On June 30, 2009, there were approximately 90,220 record holders of shares of our common stock.

Dividend policy

We expect to continue our policy of paying regular cash dividends on our common stock, although there is no assurance as to future dividends because they are subject to board approval and depend on future earnings, capital requirements and financial condition. In addition, as a result of applicable banking regulations and provisions that may be contained in our borrowing agreements or the borrowing agreements of our subsidiaries, our ability to pay dividends to our stockholders may be further limited. Our participation in the U.S. Treasury’s Capital Purchase Program further limits our ability to pay dividends on our common stock, as discussed above under “Risk factors—You may not receive dividends on our common stock” and in the accompanying prospectus.

Our board of directors declared a common stock cash dividend of $0.02 per share on June 18, 2009, payable on July 22, 2009 to holders of record on July 1, 2009. Purchasers of our common stock in this offering will not be entitled to the $0.02 per share dividend declared on June 18, 2009. The quarterly common stock dividend was reduced from $0.06 per share to $0.02 per share in the second fiscal quarter of 2009 in order to enhance our capital position. The declaration and payment of future dividends, as well as the amount thereof, are subject to the discretion of our board of directors and will depend upon our results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by our board of directors. Accordingly, there can be no assurance that we will declare and pay any dividends in the future.

The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Capitalization

The following table sets forth our unaudited capitalization as of May 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale of 54,054,055 shares of our common stock in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares).

You should read this table in conjunction with our “Summary consolidated financial information” included in this prospectus supplement and our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2009 and May 31, 2009 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

May 31, 2009 (Unaudited, dollars in thousands)	Actual	As Adjusted

Deposits:
Interest bearing deposit accounts	$29,085,894	$29,085,894
Non-interest bearing deposit accounts	63,836	63,836

Total deposits	29,149,730	29,149,730
Short-term borrowings	500,000	500,000
Long-term borrowings	1,427,043	1,427,043

Total debt	$31,076,773	$31,076,773

Stockholders’ Equity:
Preferred Stock, par value $0.01 per share; 200,000,000 shares authorized; 1,224,558 issued and outstanding	$ 1,151,979	$ 1,151,979
Common Stock, par value $0.01 per share; 2,000,000,000 shares authorized; 483,110,566 shares issued; 537,164,621 shares issued as adjusted for the common stock offering	4,831	5,372
Additional paid-in capital	3,029,992	3,510,100
Retained earnings	3,296,234	3,296,234
Accumulated other comprehensive income	(52,542)	(52,542)
Treasury Stock, at cost; 1,434,982 shares	(14,854)	(14,854)

Total stockholders’ equity	7,415,640	7,896,289

Total Capitalization	$38,492,413	$38,973,062

Material United States federal income tax consequences

The following is a summary of the anticipated material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations relevant to holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	dealers or traders in securities or currencies or notional principal contracts;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•

persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes; or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	“controlled foreign corporations;” or

•	“passive foreign investment companies.”

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. federal income tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock.

Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

Distributions on common stock

A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See “Sale or exchange of common stock” below.) Dividends received on common stock generally will be eligible for the “dividends received deduction” available to corporate U.S. Holders. Under current law, for taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust. A U.S. Holder generally will be eligible for the reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. The reduced rate does not apply to individual taxpayers who have made an election to treat the dividends as “investment income” that may be offset against investment expense.

Sale or exchange of common stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. A holder’s adjusted tax basis in a share of our common stock generally will equal the holder’s purchase price for that share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates presently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are presently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup withholding tax and information reporting requirements

Unless a holder of common stock is a corporation or other exempt recipient, payments to holders of common stock of dividends or the proceeds of sales or other dispositions of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax, currently at a rate of twenty-eight percent (28%), if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder.

Dividends

Dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) will not be subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a corporate U.S. Holder and, in addition, may be subject to the “branch profits” tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Legislative Proposals

The Administration has recently released general explanations of revenue proposals that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on common stock, if such investors hold the common stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information program. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. Holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	35,135,137
Barclays Capital Inc.	3,243,243
Citigroup Global Markets Inc.	3,243,243
Goldman, Sachs & Co.	3,243,243
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,243,243
Credit Suisse Securities (USA) LLC	1,981,982
Deutsche Bank Securities Inc.	1,981,982
Keefe, Bruyette & Woods, Inc.	1,981,982

Total	54,054,055

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.215 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 8,108,108 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.358 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Share	$0.358	$0.358
Total	$19,351,352	$22,254,054

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, or Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, other than (1) the shares of our common stock to be sold hereunder, (2) any shares of our common stock issued upon the exercise of options or vesting of restricted stock or restricted stock units granted under our existing incentive plans and (3) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our existing employee plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, pursuant to the lock-up agreements our directors and executive officers may not, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of J.P. Morgan Securities Inc., make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the foregoing, the lock-up provision does not prohibit our directors or executive officers from effecting (1) any acquisition of shares of our common stock, restricted or otherwise, stock options, stock units and performance shares from us pursuant to any of our existing employee benefit plans or director compensation plans, (2) any acquisition of shares of common stock issued by us to our directors or executive officers upon the exercise of stock options outstanding on the date of this prospectus supplement or the vesting or conversion of restricted stock, stock units and performance shares outstanding on the date of this prospectus supplement (and any forfeiture of shares of common stock or options to purchase common stock to satisfy tax withholding obligations of the director or executive officer in connection with such vesting or any corresponding sales of common stock the proceeds of which will be used to cover the tax liability resulting from any such vesting) under our existing employee benefit plans or director compensation plans, and (3) a transfer described in clauses (i), (ii) or (iii) below of shares of common stock or options to purchase shares of common stock without the prior written consent of the representative, provided that, in the case of this clause (3), (A) the representative receives a signed lockup agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, (B) such transfers are not required to be reported, other than on a Form 5, in any public report or filing with the SEC, or otherwise and (C) such officer or director does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts; or

(ii) to any trust, partnership or limited liability company the beneficiaries of which are such officer or director or a member of the immediate family of such officer or director, including grandchildren; or

(iii) by will or which occurs by operation of law, such as the rules of intestate succession.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “DFS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases our common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus.

This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Each of the underwriters has agreed that this document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the shares shall result in a requirement for the publication by Company or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

David Nelms, our Chairman and Chief Executive Officer, is expected to purchase 60,000 shares of our common stock (approximately $555,000 of shares) in the offering at the public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, certain of the underwriters and their affiliates are lenders under, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., serves as administrative agent under, our credit agreement dated June 6, 2007, as amended among us, Discover Bank, our subsidiary borrowers from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Legal matters

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters in connection with the offering of the common stock will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Warrants

Hybrid Securities Combining Elements of the foregoing

This prospectus relates to senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants and hybrid securities combining elements of the foregoing that we may sell from time to time in one or more transactions. This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. Read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “DFS.” On July 2, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $10.14 per share. You are urged to obtain current market quotations of the common stock. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable in the applicable prospectus supplement or other offering materials.

Investing in the securities involves risk. See “Risk Factors” on page 1 of this prospectus and in the accompanying prospectus supplement, if any, in addition to the risk factors that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is July 6, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may from time to time offer and sell, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement and issuer free writing prospectus. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Each reference in this prospectus to “we,” “us,” “our,” “Discover” or “the Company” means Discover Financial Services and its consolidated subsidiaries, unless the context requires otherwise.

i

THE COMPANY

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since our inception in 1986, we have grown to become one of the largest credit card issuers in the United States with $51 billion in managed receivables as of May 31, 2009. We are also a leader in payments processing, as we are one of only two major credit card issuers with its own U.S. payments network and the only issuer whose wholly-owned network operations include both credit and debit functionality. In the second quarter of 2009, we became a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act, which subjects us to oversight, regulation and examination by the Board of Governors of the Federal Reserve System, or the Federal Reserve.

Our revenues (net interest income plus other income) increased in 2008 to $5.7 billion compared to $4.7 billion in each of 2007 and 2006, and income from continuing operations was $1.1 billion, $964.2 million, and $1.1 billion for the years ended November 30, 2008, 2007 and 2006, respectively.

Our business segments include U.S. Card and Third-Party Payments. Our U.S. Card segment includes Discover Card-branded credit cards issued to individuals and small businesses on our signature card network (the “Discover Network”) and other consumer products and services, including personal loans, student loans, prepaid cards, and deposit products offered through our subsidiary, Discover Bank. Our Third-Party Payments segment includes: (1) the PULSE Network, an automated teller machine (ATM), debit and electronic funds transfer network; (2) Diners Club International, a global payments network; and (3) our third-party issuing business, which includes credit, debit and prepaid cards issued by third parties on the Discover Network.

We were spun-off from Morgan Stanley through the distribution of our shares to holders of Morgan Stanley common stock on June 30, 2007. We became a subsidiary of Morgan Stanley in May 1997 as a result of the combination of Dean Witter, Discover & Co. and Morgan Stanley Group, Inc. The entity currently named Discover Financial Services was a subsidiary of Sears, Roebuck and Co. (“Sears”) from 1960 until 1993, when it was part of the spin-off of Dean Witter Financial Services Group Inc. from Sears. The Discover Card business was launched in 1986. We were incorporated in Delaware in 1960. Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. Our main telephone number is (224) 405-0900.

RISK FACTORS

Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated by other SEC filings filed after such reports, as well as any risks described in any applicable prospectus supplement. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks may cause you to lose all or part of your investment.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference in this prospectus and any related prospectus supplement may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements, which are qualified in their entirety by reference to, and are accompanied by, the important factors described in our Annual Report on Form 10-K for the year ended November 30, 2008 filed with the SEC on January 28, 2009, including under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” as updated by our other SEC filings filed after such

Annual Report. You should consider all uncertainties and risks contained in or incorporated by reference into this prospectus and any related prospectus supplement. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	the actions and initiatives of current and potential competitors;

•	our ability to manage credit risks and securitize our receivables at acceptable rates and under sale accounting treatment;

•

changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt;

•	the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices;

•	the availability and cost of funding and capital;

•	access to U.S. equity, debt and deposit markets;

•	the ability to manage our liquidity risk;

•	losses in our investment portfolio;

•	the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services;

•	our ability to attract new merchants and maintain relationships with current merchants;

•	our ability to successfully achieve interoperability among our networks and maintain relationships with network participants;

•	material security breaches of key systems;

•	unforeseen and catastrophic events;

•	our reputation;

•	the potential effects of technological changes;

•	the effect of political, economic and market conditions and geopolitical events;

•	unanticipated developments relating to lawsuits, investigations or similar matters;

•

the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices and legislation related to government programs to stabilize the financial markets;

•	our ability to attract and retain employees;

•	the ability to protect our intellectual property;

•	the impact of any potential future acquisitions;

•	investor sentiment;

•	resolution of our dispute with Morgan Stanley; and

•	the restrictions on our operations resulting from financing transactions.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus and any related prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include: working capital needs, investments in, or extensions of credit to, our subsidiaries, possible repayment, repurchase or redemption of existing debt or preferred stock, expansion of existing businesses, possible acquisitions of businesses and possible investments in other business opportunities. Pending such use, we intend to invest the net proceeds in interest-bearing investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. On March 13, 2009, we issued preferred stock to the U.S. Treasury, as discussed under “Description of Capital Stock—Preferred Stock.” Prior to such date, no shares of our preferred stock were outstanding and, therefore, during periods prior to the quarter ending May 31, 2009, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges. The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes, fixed charges and losses from unconsolidated investees by (2) total fixed charges. For purposes of computing these ratios, fixed charges consist of interest expense and an estimated interest portion of rental expense.

	For the Six Months Ended		For the Year Ended November 30,
	May 31, 2009	May 31, 2008	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.0x	2.1x	2.3x	2.2x	3.0x	2.3x	3.0x
Ratio of Earnings to Fixed Charges and Preferred Stock requirements	1.9x	2.1x	2.3x	2.2x	3.0x	2.3x	3.0x

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus: debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities and subordinated debt securities under one of two separate indentures. Our senior debt securities are to be issued under a senior indenture, dated as of June 12, 2007, by and between

Discover Financial Services and U.S. Bank National Association, as trustee, a copy of which is incorporated by reference into the registration statement, to which this prospectus forms a part, as an exhibit. Our subordinated debt securities are to be issued under a subordinated indenture, the form of which is attached to the registration statement, to which this prospectus forms a part, as an exhibit.

The senior debt securities and the subordinated debt securities are collectively referred to in this prospectus as the debt securities. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “Indenture” and collectively as the “Indentures.” The Indentures may be supplemented from time to time.

The following section is a summary of certain provisions of the Indentures. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions in the Indentures of certain terms. We encourage you to read the Indentures and our debt securities for provisions that may be important to you. Wherever this summary refers to particular sections or defined terms of an Indenture, it is intended that such sections or defined terms shall be incorporated into this prospectus by reference. All capitalized terms included in this summary shall have the same meanings specifically set forth in the applicable Indenture. In this section, “the Company,” “we,” “us,” “our” and similar words refer to Discover Financial Services and not any of its subsidiaries.

Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units.”

General

The Indentures provide that the debt securities issuable thereunder shall be issuable in series. The aggregate principal amount of debt securities issuable under each Indenture is unlimited, and debt securities may be issued from time to time. The senior debt securities will be our direct unsecured obligations. The subordinated debt securities will be our direct unsecured obligations and will be subordinated to all of the Company’s senior debt as described below under the heading “Subordination.” The debt securities issued under the Indentures will be subordinate to all of our existing and future secured indebtedness and structurally subordinated to existing and future claims of creditors of our subsidiaries. Except as described below under the heading “Certain Covenants,” the Indentures do not limit other indebtedness or securities which may be incurred or issued by the Company or any of our subsidiaries or contain financial or similar restrictions on us or our subsidiaries.

The terms of each series of debt securities will be established by or pursuant to resolutions of our board of directors (and to the extent established other than in a board resolution, in an officer’s certificate detailing such establishment) or pursuant to a supplemental indenture. If we offer debt securities, we will prepare and distribute a prospectus supplement that describes the specific terms of such debt securities. We do not have to issue all of the debt securities of one series at the same time and, unless otherwise specified in a prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The applicable prospectus supplement may provide the following terms of the debt securities being offered, if applicable:

•	the designation of the offered securities;

•	the aggregate principal amount and any limit upon the aggregate principal amount of the offered securities;

•	if other than U.S. dollars, the currency or currencies in which the offered securities are denominated;

•	the date or dates on which principal of the offered securities is payable;

•

the rate or rates at which the offered securities shall bear interest, if any, the date or dates from which such interest shall accrue, on which interest shall be payable and, in the case of registered securities, on which a record date shall be taken for determining holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

•	if other than the offices of the applicable Trustee, the place where the principal of and interest on the offered securities will be payable;

•

our right, if any, to redeem the offered securities, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions, including the notice period, upon which the offered securities may be so redeemed, pursuant to any sinking fund or otherwise;

•

our obligation, if any, to redeem, purchase or repay the offered securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which and the period or periods within which and any terms and conditions upon which the offered securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the offered securities will be issuable;

•	if other than the principal amount of such offered security, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	if other than the coin or currency in which the offered securities are denominated, the coin or currency in which payment of the principal of or interest on the offered securities shall be payable;

•

if the principal of or interest on the offered securities are to be payable, at our election or a holder thereof, in a coin or currency other than that in which the offered securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of and interest on the offered securities may be determined with reference to an index based on a coin or currency other than that in which the offered securities are denominated, or with reference to any currencies, securities or baskets of securities, commodities or indices, the manner in which such amounts shall be determined;

•

if the holders of the offered securities may convert or exchange the offered securities into or for other of our or another entity’s securities or for other property (or the cash value thereof), the specific terms of and period during which such conversion or exchange may be made;

•

whether the offered securities shall be issued as registered securities, and if so whether such securities will be issuable in the form of a registered global security, or unregistered (with or without coupons) or any combination thereof;

•	whether the offered securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of the Company, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•

any restrictions applicable to the offer, sale, transfer, exchange or delivery of unregistered or registered securities or the payment of interest thereon and, if applicable, the terms upon which unregistered securities may be exchanged for registered securities and vice versa;

•

whether and under what circumstances we will pay additional amounts on the offered securities held by a non-U.S. Person in respect of tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such securities rather than pay such additional amounts;

•

if the offered securities are to be issued in definitive form only upon the receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•	the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the offered securities;

•

any other events of default or covenants with respect to the offered securities, including any additions to or changes in the events of default, covenants or acceleration provisions described in this prospectus or the Indentures; and

•	any other specific terms of the offered securities, including any which may modify, delete, supplement or add any provision of the Indentures as it applies to that series.

Certain Covenants

Negative Pledge. Unless otherwise provided in any series of debt securities, the senior indenture will provide that we will not, and will not permit any of our subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance (except for Permitted Liens, as defined below) on:

•	the Voting Securities of Discover Bank or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank; or

•

the Voting Securities of a subsidiary that owns, directly or indirectly, the voting securities of Discover Bank or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank, other than directors’ qualifying shares, in either case without making effective provisions so that the debt securities issued under the senior indenture will be secured equally and ratably with (or, at our option, prior to) indebtedness so secured. For these purposes, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly more than 50% of the shares of the voting stock or equivalent interest, and “Voting Securities” means the stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened. “Permitted Liens” means (i) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $1,000,000 in amount, (ii) liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involves claims of less than $1,000,000, (iii) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and (iv) such other liens as our board of directors determines do not materially detract from or interfere with the present value or control of the Voting Securities subject thereto or affected thereby.

The subordinated indenture does not contain any limitations on liens.

Restrictions on Consolidations, Mergers and Sales of Assets

Unless otherwise provided in any series of debt securities, the Indentures will provide that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•

will expressly assume the due and punctual payment of the principal of and interest on all of our debt securities issued under the applicable Indenture and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such corporation; and

•

immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the Indenture.

Other than as described above or in any prospectus supplement, there are no covenants or other provisions in the Indentures that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of our company or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include our merger or consolidation or a sale, lease or conveyance of all or substantially all of our assets.

Reports

We are required to file with each Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939.

Events of Default

The Indentures provide holders of our debt securities with remedies if we fail to perform specific obligations or if we become bankrupt. You should review these provisions and the related provisions in the applicable prospectus supplement and understand which of our actions trigger an event of default and which actions do not.

Each of the following constitutes an event of default with respect to each series of senior debt securities:

•

default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•

default in payment of all or any principal of the debt securities of such series as and when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

•

failure in the observance or performance of any of the other covenants or agreements in the debt securities of such series or contained in the Indenture applicable to such series (other than a covenant or warranty with respect to the debt securities of such series the breach or nonperformance of which is otherwise included in the definition of “event of default”) for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” and demanding that we remedy the same, shall have been given by registered or certified mail, return receipt requested, to (1) us by the applicable Trustee or (2) us and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•

default under any mortgage, indenture or other instrument securing or evidencing any of our indebtedness or that of Discover Bank, or any subsidiary succeeding to any substantial part of the business now conducted by Discover Bank, in an aggregate principal amount of $50 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after written notice specifying such default and demanding that we remedy the same by (1) the applicable Trustee or (2) the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•

a court having jurisdiction in the premises shall enter a decree or order for relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property or ordering the winding up or liquidation of our affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•

we shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property, or make any general assignment for the benefit of creditors; or

•	any other event of default provided with respect to the debt securities of such series pursuant to any supplemental indenture or in the form of such debt securities.

An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. There will be no “event of default,” and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.

Acceleration of Debt Securities upon an Event of Default. The senior indenture provides that if an event of default applicable to any series of senior debt securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of such series by notice in writing to us and to the Trustee, if given by security holders, may declare the principal of all the senior debt securities of such series and interest accrued thereon to be due and payable immediately. The subordinated indenture provides that acceleration is automatic upon the occurrence of an event of default applicable to the subordinated debt securities.

Waiver of Defaults. The Indentures provide that the holders of a majority in aggregate principal amount of outstanding debt securities of any series with respect to which an event of default has occurred and is continuing may on behalf of the holders of all such debt securities of such series waive any past default or event of default and its consequences, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the applicable Trustee) or a default in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of the holder of each debt security affected. In the case of any such waiver, we, the applicable Trustee, and the holders of all such debt securities shall be restored to their former positions and rights under the applicable Indenture, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Collection of Indebtedness. If a default in the payment of principal of, or any interest on, debt securities of any series issued under the Indenture occurs and is continuing and we fail to pay the full amount then due and payable with respect to all debt securities of such series immediately upon the demand of the applicable Trustee, such Trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. If any default occurs and is continuing, the applicable Trustee may pursue legal action to enforce the performance of any provision in the Indenture to protect the rights of such Trustee and the holders of the debt securities of such series issued under the Indenture.

Indemnification of Trustee for Actions Taken on Your Behalf. The Indentures contain a provision entitling the Trustees, subject to the duty of the Trustees during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the Indentures before proceeding to exercise any trust or power at the request of such holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on the Trustees with respect to such series.

Limitation on Actions by You as an Individual Holder. The Indentures provide that no individual holder of debt securities of any series may institute any action against us, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the applicable Trustee of the continuing default;

•

the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series must have (1) made a written request upon the applicable Trustee to institute that action and (2) offered the Trustee reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

•	the Trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of such series must not have given directions to the Trustee inconsistent with those of the holders referred to above.

Annual Certification. The Indentures contain a covenant that we will file annually with the Trustees a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on debt securities of any series prior to maturity if we comply with the following provisions.

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities of any series as and when the same shall have become due and payable;

•	delivered to the applicable Trustee for cancellation all of the outstanding debt securities of such series theretofore authenticated; or

•

in the case of any series of debt securities where the exact amount (including currency of payment) of principal of and interest due can be determined at the time of making the deposit referred to in clause (B) below, (A) all the debt securities of such series not theretofore delivered to the applicable Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption (or, in the case of debt securities that do not bear a fixed interest rate, within the remaining term of the then current interest period) and (B) we shall have irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds the entire amount in cash (other than moneys repaid by the applicable Trustee or any paying agent to us), or, in the case of any series of debt securities the payment on which may only be made in dollars, direct obligations of the United States of America, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay (1) the principal and interest on all debt securities of such series on each date that such principal or interest is due and payable and (2) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and the debt securities of such series;

and if, in any such case, we also pay or cause to be paid all other sums payable by us under the Indenture with respect to the debt securities of such series, then the Indenture shall cease to be of further effect with respect to the debt securities of such series, except as to certain rights and with respect to the transfer and exchange of the debt securities of such series, rights of the holders to receive payment and certain other rights and the applicable Trustee, on our demand accompanied by an officer’s certificate and opinion of counsel and at our cost and expense, shall execute proper instruments acknowledging such satisfaction of and discharging the Indenture as to such series; provided that the rights of holders of the debt securities to receive amounts in respect of principal of and interest on the securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the debt securities are listed. We will reimburse the applicable Trustee for any costs or expenses thereafter reasonably and properly incurred and compensate the applicable Trustee for any services thereafter reasonably and properly rendered by such Trustee in connection with the applicable Indenture or the debt securities of such series except as to certain rights and with respect to the transfer and exchange of the debt securities of such series, rights of the holders to receive payment and certain other rights.

Defeasance at Any Time. We may elect (i) to be discharged from all of our obligations (other than as to (1) transfers and exchanges of debt securities and our right of optional redemption, if any, (2) replacement of lost, mutilated, defaced, stolen or destroyed debt securities (3) rights of holders to receive payment of the principal and interest on such debt securities at the dates when due, (4) rights, obligations and duties to the Trustee and (5) rights of holders thereof to the property deposited with the Trustee in furtherance of such defeasance and (6) our obligations with respect to maintaining an office for payment) with respect to the outstanding debt securities of any series, which is referred to as “defeasance” or (ii) to be released from our obligation to comply with the provisions of the Indentures described above under “—Certain Covenants” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities) which is referred to as “covenant defeasance,” in either case, if we satisfy each of the following conditions:

•

We irrevocably deposit or cause to be deposited with the applicable Trustee in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities, (A) cash in an amount, or (B) in the case of any series of debt securities the payments on which may only be made in dollars, U.S. government obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay (1) the principal and interest on all debt securities of such series and (2) any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and the outstanding debt securities of such series.

•

Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which we are a party or by which we are bound.

•

We deliver to the applicable Trustee an officer’s certificate (only in the case of a covenant defeasance) and an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of a defeasance, but not in the case of covenant defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the applicable Indenture, since that result would not occur under current tax law.

•

We deliver to the applicable Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance or covenant defeasance have been complied with.

Additionally, in the case of covenant defeasance, we must satisfy the following additional conditions:

•

No event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities shall have occurred and be continuing on the date of such deposit or, insofar as certain subsections of the Indenture pertaining to bankruptcy or insolvency provisions are concerned, at any time during the period ending on the 91st day after the date of such deposit.

•	Such covenant defeasance does not cause the applicable Trustee to have a conflicting interest for purposes of the Trust Indenture Act of 1939 with respect to any of our securities.

•	Such covenant defeasance does not cause any debt securities then listed on any registered national securities exchange under the Securities Exchange Act of 1934, as amended, to be delisted.

Modification and Waiver

Modification Without Consent of Holders. We and the applicable Trustee may, from time to time and at any time, enter into supplemental indentures without the consent of the holders of debt securities of a series to:

•	to convey, transfer, assign, mortgage or pledge to the applicable Trustee as security for the debt securities of one or more series any property or assets;

•	evidence the assumption by a successor corporation of our obligations;

•

add covenants for the protection of the holders of such debt securities and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Indentures; provided, that in respect of any such addition we may provide for a different grace period after default, may provide for an immediate enforcement, or may limit the remedies available to the applicable Trustee or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

•

cure any ambiguity or correct or supplement any provision contained in the applicable Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the applicable Indenture or in any supplemental indenture, or to make any other provisions as we may deem necessary or desirable, provided that no action shall adversely affect the interests of the holders of the debt securities;

•	establish the forms or terms of debt securities of any series as permitted by specific sections of the applicable Indenture; and

•

evidence and provide for the acceptance of appointment under the applicable Indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee.

Modification with Consent of Holders. We and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of any series, may, from time to time and at any time, enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable Indenture or modifying in any manner the rights of the holders of the debt securities of such series. However, we and the applicable Trustee may not make any of the following changes to any outstanding debt securities without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium (if any) or interest thereon is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due or, if the debt securities provide therefor, any right of repayment at the option of the holder;

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture; or

•

in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

Subordination

The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of the Company in accordance with the terms therein. In the event of any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntarily or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities. To that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities. By reason of such subordination, in the event of liquidation or insolvency of the Company, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such senior indebtedness by virtue of such subordination until the principal of, and any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by us in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means:

(1)	all obligations of the Company for borrowed or purchased money;

(2)	all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes;

(3)	all capital lease obligations of the Company;

(4)	all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5)	all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6)	all obligations of the Company associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7)	all obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

(8)	all obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any property or asset of the Company, whether or not such obligation is assumed by the Company, in each case, whether outstanding on the date the subordinated indenture became effective, or created, assumed or incurred after that date, except for:

(a)	the subordinated debt securities; and

(b)	any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated debt securities and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of the Company’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Book Entry System, Delivery and Form

We may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. Holders may hold their interests in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global security on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global security in customers’ securities accounts in the depositaries’ names on the books of DTC. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that, pursuant to procedures established by DTC upon the deposit of a global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of securities represented by such global security to the accounts of participants. The accounts to be credited shall be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture and debt securities. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the debt securities represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debt securities under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium or interest on the debt securities represented by a global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the applicable Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global security from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global security settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for a global security or ceases to be a clearing agency or there is an event of default under the debt securities relating to that global security, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we do not take any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Governing Law

Our senior indenture is, and our subordinated indenture and any debt securities issued under either Indenture will be, governed by, and construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

Concerning our Relationship with the Trustees

U.S. Bank National Association, the trustee under our senior indenture, is a lender under our unsecured credit agreement, dated as of June 6, 2007, and is the trustee of the Discover Card Master Trust I.

We will enter into our subordinated indenture with a trustee as permitted by the terms thereof. At all times, the subordinated trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. This description is not complete, and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation and bylaws. You should read the full text of our amended and restated certificate of incorporation, including the certificate of designations for the Series A Preferred Stock (as defined below), and bylaws, as well as the provisions of applicable Delaware law.

General

Under our amended and restated certificate of incorporation, we have authority to issue 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. Of the 200,000,000 shares of preferred stock, 1,224,558 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). As of May 31, 2009, 1,224,558 shares of Series A Preferred Stock and 481,675,584 shares of common stock were outstanding.

Common Stock

General. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including the Series A Preferred Stock, or those which we may designate and issue in the future.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights. Holders of common stock will share equally on a pro rata basis in any dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.

Preemptive Rights. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of our company. There are no other subscription rights or conversion rights, and there are no sinking fund provisions applicable to our common stock.

Other Rights. Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors and holders of any preferred stock that may be then outstanding, all holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.

Listing. Our shares of common stock are listed on the New York Stock Exchange under the ticker “DFS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Preferred Stock

Preferred Stock Offered Hereby. Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

Preferred Stock Currently Outstanding. Currently, the only preferred stock outstanding is 1,224,558 shares of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 and the amount of accrued and unpaid dividends, if any, for any prior dividend period per share of Series A Preferred Stock with respect to each dividend period from March 13, 2009 to, but excluding, May 15, 2014. From and after May 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 and the amount of accrued and unpaid dividends, if any, for any prior dividend period, per share of Series A Preferred Stock with respect to each dividend period thereafter.

The Certificate of Designations for the Series A Preferred Stock (the “Series A Certificate of Designations”) provides that, so long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), no dividend whatsoever shall be paid or declared on our common stock, other junior stock or parity stock (except for certain limited dividends), other than a dividend payable solely in shares of our common stock. In addition, other than in certain limited exceptions, we and our subsidiaries may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods.

The Series A Certificate of Designations provides that the Series A Preferred Stock may not be redeemed, as opposed to repurchased, prior to May 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as defined therein) of not less than $306,147,000. In such a case, we may redeem the Series A Preferred Stock, in whole or in part, subject to the approval of the Federal Reserve, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. On or after May 15, 2012, the Series A Preferred Stock may be redeemed by us at any time, in whole or in part, subject to the approval of the Federal Reserve.

Notwithstanding the foregoing, and while not included in the Series A Certificate of Designations, pursuant to a letter agreement between us and the initial holder of the Series A Preferred Stock, we are permitted, after obtaining the approval of the Federal Reserve, to repay the Series A Preferred Stock at any time, and when such Series A Preferred Stock is repaid, the initial holder of the Series A Preferred Stock shall liquidate warrants associated with such Series A Preferred Stock, all in accordance with The American Recovery and Reinvestment Act of 2009, as it may be amended from time to time, and any rules and regulations thereunder.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock. If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Holders of Series A Preferred Stock will not have any voting rights except:

•	as required by law;

•

for the right to elect two directors to our board of directors if dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), which right shall terminate upon the payment in full of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods, at which time such directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of directors that the holders of Series A Preferred Stock, and voting parity stock, had been entitled to elect; and

•

subject to certain exceptions, to approve, by the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, (1) any amendment, alteration or repeal of any provision of the Series A Certificate of Designations or our amended and restated certificate of incorporation (including, unless no vote on such merger or consolidation is required by the Series A Certificate of Designation, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock, (2) any amendment or alteration of the Series A Certificate of Designations or our amended and restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up; and (3) any binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers, taken as a whole, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

Warrants

In connection with the issuance of the Series A Preferred Stock, we also issued a warrant for 20,500,413 shares of our common stock to the U.S. Treasury at an exercise price of $8.96 per share. The warrant is subject to anti-dilution adjustments. The warrant was exercisable at issuance and expires on March 13, 2019. If we elect to repurchase our Series A Preferred Stock, we will also have the right to repurchase the related warrant at fair market value. If prior to December 31, 2009 we fund the entire repurchase of our Series A Preferred Stock with the proceeds of a qualified equity offering, the number of shares the warrant is exercisable for will be reduced by half.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws, Delaware Law and Federal Banking Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Stockholder Action by Written Consent

Subject to the rights of holders of any series of preferred stock or any other series or class of stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting.

Amendments to our Governing Documents

The amendment of any provision of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, other than any amendment to the provisions requiring that amendments to our bylaws require the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors, for which an amendment requires the approval by our board and holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Stockholder Meetings

Our amended and restated bylaws provide that, subject to the rights of holders of any series of preferred stock or any other series or class of stock as set forth in our amended and restated certificate of incorporation, special meetings of our stockholders may be called only by our secretary at the direction of and pursuant to a resolution of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation does not exempt us from the application of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Federal Banking Law

The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition containing the information requested by the Federal Reserve; and

•	within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies in connection with a proxy solicitation for the purposes of conducting business at a regular or special meeting of the institution, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holders of the depositary receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender of the depositary receipts to the preferred stock depositary.

Voting of the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from holders of our depositary receipts evidencing such depositary shares.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depositary receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by depositary receipt holders to the preferred stock depositary with written instructions to the preferred stock depositary instructing us to cause conversion of our preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depositary shares evidenced by the depositary receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of the holders of each class of our depositary shares affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of our depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal shall take effect upon the appointment of a preferred stock depositary successor. A preferred stock depositary successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of our depositary receipts any reports and communications from us that are received by the preferred stock depositary with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred stock represented by the depositary shares unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depositary shares for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, shares of common stock or shares of preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share of common stock and number of shares of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders’ obligations to purchase the shares of common stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or a selling securityholder may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. The applicable prospectus supplement will describe the terms of the offering of these securities and the method of distribution of these securities, including the following information, if applicable:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated and combined financial statements incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and the effectiveness of our internal control over financial reporting as of November 30, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated and combined financial statements and includes an explanatory paragraph relating to Discover Financial Services’ adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on December 1, 2007 and (2) express an unqualified opinion on the effectiveness of internal controls over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.discoverfinancial.com. The information available at our website does not constitute a part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of our SEC filings, or the documents we incorporate by reference herein, at no cost, by writing or telephoning us at:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention: Investor Relations

Telephone: (224) 405-0900

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state or jurisdiction where the offer is not permitted.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2009 and May 31, 2009;

•

our current reports on Form 8-K, dated December 12, 2008, December 19, 2008, January 14, 2009, January 15, 2009, January 23, 2009, February 9, 2009, February 23, 2009, March 13, 2009, April 24, 2009 and June 19, 2009; and

•

the description of our common stock under the heading “Description of our Capital Stock,” in our Information Statement included with Amendment No. 4 to our Form 10 filed with the SEC on June 1, 2007, including any subsequently filed amendments and reports updating such description.

54,054,055 shares

Common stock

Prospectus Supplement

J.P. Morgan

Sole Book-Running Manager

Barclays Capital	Citi	Goldman, Sachs & Co.	Merrill Lynch & Co.

Credit Suisse	Deutsche Bank Securities	Keefe, Bruyette & Woods

July 7, 2009